CERTIFICATE OF DESIGNATION, PREFERENCES
AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK OF
BERLINER COMMUNICATIONS, INC.

I, Rich Berliner, being the President of BERLINER COMMUNICATIONS, INC., a corporation organized and existing under the laws of Delaware (the “Corporation”), DO HEREBY CERTIFY that, on this 27th day of January, 2010, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Amended and Restated Certificate of Incorporation of the Corporation and Section 141(b) of the Delaware General Corporation Law, the Board, at a meeting held on January 26, 2010, adopted the following resolution:

RESOLVED, that pursuant to authority vested in the Board of Directors by Article Fourth of the Amended and Restated Certificate of Incorporation of the Corporation, there is hereby established a series of Preferred Stock designated as “Series A Convertible Preferred Stock”; that the series shall consist of 1,317,602 shares, par value $0.00002 per share, which series shall have the preferences and rights set forth in a Certificate of Designation, Preferences and Rights of Series A Preferred Stock of the Corporation, to be filed with the Delaware Secretary of State, as the same may be amended and restated from time to time, as set forth below:

SERIES A CONVERTIBLE PREFERRED STOCK

Section 1.  Series A Convertible Preferred Stock.

1.1.  Designation.  The first series of Preferred Stock is designated and known as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and shall consist of 1,317,602 shares.

1.2.  Rank.  The Series A Preferred Stock shall, with respect to dividend rights, and rights on liquidation, dissolution and winding up of the affairs of the Corporation, rank pari passu with the common stock, par value $0.00002 per share, of the Corporation (the “Common Stock”).

Section 2.  Dividends.

2.1.  Participation.  The Corporation shall not pay preferential dividends to the holders of the Series A Preferred Stock.  Notwithstanding the foregoing, in the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities (including, without limitation, shares of Common Stock) or other property), the Corporation shall also declare and pay to the holders of the Series A Preferred Stock at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series A Preferred Stock had all of the outstanding Series A Preferred Stock been converted pursuant to the provisions of Section 5 (and as if the shares of Series A Preferred Stock were then convertible pursuant to the provisions of Section 5) immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

2.2.  Non-Cash Dividends.  Whenever a dividend provided for in this Section 2 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined by the Board in the manner set forth in Section 3.3.

Section 3.  Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the Corporation (each, a “Liquidation”), whether voluntary or involuntary:

3.1.  Series A Preferred Stock.  The holders of shares of Series A Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Corporation legally available for distribution (the “Available Assets”), and pari passu with any payment or distribution of any Available Assets on any shares of Common Stock (or any setting apart of any payment or distribution), an amount equal to the amount payable with respect to such shares of Series A Preferred Stock as if they had been converted pursuant to the provisions of Section 5 (and as if the shares of Series A Preferred Stock were then convertible pursuant the provisions of Section 5) immediately prior to such Liquidation, but without requiring any actual conversion; provided, that upon receipt of all amounts payable to the holders of Series A Preferred Stock with respect to a Liquidation (as described in this Section 3.1), all rights of such holders of Series A Preferred Stock as stockholders of the Corporation by reason of the ownership of such shares will cease, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

3.2.  Non-Cash Consideration.  If any assets of the Corporation distributed to stockholders in connection with any Liquidation are in a form other than cash, then the value of such assets shall be their fair market value as determined by the Board in good faith, except that any securities to be distributed to stockholders in a Liquidation shall be valued as follows:

(a)           The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(i)           if the securities are then traded on a national securities exchange or listed on the Nasdaq Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the distribution; and

(ii)           if clause (i) above does not apply but the securities are actively traded over-the-counter, then, unless otherwise specified in a definitive agreement for the acquisition of the Corporation, the value shall be deemed to be the average of the closing bid prices over the thirty (30) calendar day period ending three (3) trading days prior to the distribution; and

(iii)           if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board.

(b)           The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in clause (i), (ii) or (iii) of Section 3.2(a) to reflect the approximate fair market value thereof, as determined by the Board.

Section 4.  Voting Rights.

4.1.  Series A Preferred Stock.  Each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Series A Preferred Stock would be converted pursuant to the provisions of Section 5 (and as if the shares of Series A Preferred Stock were then convertible pursuant to the provisions of Section 5) as of the record date for such vote, and if no record date is specified,  as of the date such vote is taken or any written consent of stockholders is solicited.

4.2.  Scope.  Each holder of Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholder meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided herein or as required by applicable law.  Except as otherwise expressly provided herein or as required by applicable law, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

Section 5.  Conversion.

5.1.  Automatic Conversion.  Each share of Series A Preferred Stock shall automatically be converted into fully-paid and nonassessable shares of Common Stock immediately after such time as the Corporation has at least 200,000,000 authorized shares of Common Stock.

5.2.  Conversion Procedure.  Upon the occurrence of the event specified in Section 5.1, the outstanding shares of Series A Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.  Upon the occurrence of such automatic conversion of the Series A Preferred Stock, the holders of Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series A Preferred Stock or Common Stock.  Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

5.3.  Conversion Price.  Each share of Series A Preferred Stock shall be convertible in accordance with Section 5.1 into the number of shares of Common Stock which results from dividing the Original Issue Price by the conversion price that is in effect at the time of conversion or deemed conversion (the “Conversion Price”).  As used herein, the term “Original Issue Price” shall mean $50.00 per share of Series A Preferred Stock.  The initial Conversion Price shall be $1.00 per share of Series A Preferred Stock.  The Conversion Price shall be subject to adjustment from time to time as provided below.  Following each adjustment of the Conversion Price, such adjusted Conversion Price shall remain in effect until a further adjustment of such Conversion Price hereunder.

5.4.  Adjustment Upon Common Stock Event.  Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price in effect immediately prior to such Common Stock Event by a fraction:

(a)           the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and

(b)           the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event.

The Conversion Price for the Series A Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event.  As used herein, the term “Common Stock Event” shall mean at any time or from time to time after the date on which the first share of Series A Preferred Stock is issued by the Corporation (the “Original Issue Date”), (i) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock or (ii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

5.5.  Adjustment for Reclassification, Exchange and Substitution.  If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger or consolidation provided for elsewhere in this Section 5), then in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

5.6.  Reorganizations, Mergers and Consolidations.  If at any time or from time to time after the Original Issue Date there is a reorganization of the Corporation (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation of the Corporation with or into another corporation (except an event which is governed under Section 3.2), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Series A Preferred Stock thereafter shall be entitled to receive, upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of such successor entity resulting from such reorganization, merger or consolidation, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series A Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.  This Section 5.6 shall similarly apply to successive reorganizations, mergers and consolidations.

5.7.  Certificate of Adjustment.  In each case of an adjustment or readjustment of the Conversion Price, the Corporation, at its expense, shall cause its chief financial officer or equivalent thereof to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series A Preferred Stock at the holder’s address as shown in the Corporation’s books.

5.8.  Fractional Shares.  No fractional shares of Common Stock shall be issued upon any conversion of Series A Preferred Stock.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance to any holder of a fractional share, then, in lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Board as of the date of conversion.

5.9.  Payment of Taxes.  The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of the Series A Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of the Series A Preferred Stock so converted were registered.

Section 6.  Replacement.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 7.  Amendment and Waiver.  No amendment, modification, alteration, repeal or waiver of any provision hereof shall be binding or effective without the approval of the Board and the approval of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting or consenting as a separate class (and the approval of the Corporation’s Special Committee until such time as the Corporation’s Special Committee ceases to exist); provided further that no amendment, modification, alteration, repeal or waiver of the terms or relative priorities of the Series A Preferred Stock may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the approval of the Board and the approval of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting or consenting as a separate class (and the approval of the Corporation’s Special Committee until such time as the Corporation’s Special Committee ceases to exist).

Section 8.  Notices.  Any notice required by the provisions of this Certificate of Designation to be given to the holders of shares of the Series A Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, or delivery by a recognized express courier, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

Section 9.  Payment of Taxes.  The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of the Series A Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of the Series A Preferred Stock so converted were registered.

Section 10.  Miscellaneous.

10.1.  No Reissuance of Preferred Stock.  No share or shares of Series A Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

10.2.  Redemption of Preferred Stock.  No share or shares of Series A Preferred Stock shall be redeemable by the Corporation at any time.

and be it RESOLVED FURTHER, that the Secretary of the Corporation be, and is hereby authorized, empowered and directed, for and on behalf of the Corporation, to file the Certificate of Designation with the Secretary of State of the State of Delaware, with any amendments or modifications thereto as he shall deem necessary and proper, the filing of the Certificate of Designation by such officer shall conclusively evidence his authority therefor.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed and duly authorized as of the date first written above.

BERLINER COMMUNICATIONS, INC.

/s/ Rich Berliner

Name: Rich Berliner
Title: President

Signature Page to Certificate of Designation of
Series A Convertible Preferred Stock